EXHIBIT 10.1

COLLABORATION AND DEVELOPMENT AGREEMENT

This Collaboration and Development Agreement (the “Agreement”) is between China Nuvo Solar Energy, Inc., a corporation incorporated in the state of [Nevada] (“Nuvo”), and Pioneer Materials, Inc., a corporation incorporated in the state of Delaware (“PMI”).  Nuvo and PMI may be collectively referred to in this Agreement as the “Parties” and each may be individually referred to as a “Party” when referred to generally.
WHEREAS, Nuvo owns or has exclusive licenses or sublicenses to a patent that utilizes certain solar energy technology relating to the design of solar cells, which patent is identified in Schedule A hereof, along with associated proprietary information, know-how, patents and patent applications (the “Nuvo Technology”); and
WHEREAS, PMI is the owner of certain facilities locate in Chengdu, Sichuan, China with a capacity for the development and manufacture of solar cell materials and components;
WHEREAS, Nuvo would like PMI to use the Nuvo Technology to develop prototype solar cell products, to facilitate that development by creating a pilot facility by building out and modifying its facilities and acquiring additional equipment and personnel, and to subsequently commercially manufacture marketable solar cells;
WHEREAS, PMI is willing to create a pilot facility and to undertake the foregoing development work under the terms and conditions set forth in this Agreement;
NOW THEREFORE in consideration of the foregoing (which is expressly incorporated herein and made part of this Agreement) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.           Product Development
1.1           Product Development Facility.  PMI will build, equip, operate and manage for the benefit of Nuvo a product development, testing and prototype manufacturing facility to develop, test and manufacture prototypes of solar energy products and equipment, utilizing the Nuvo Technology (the “Products”).  PMI will hire and retain those competent and sufficiently talented technical, engineering, development, testing and manufacturing employees and support staff necessary to complete the work of developing the Products according to a statement of work agreed to by PMI and Nuvo or its designated representatives after consultation by the Parties.  PMI and the employees hired by PMI for this project shall work diligently and efficiently to develop the Products with an objective to meet the Product Specifications referred to in Section 1.2.

1.2           Product Specifications; Final Product.  The Parties understand and agree that the objective of the Parties under this Agreement is to develop a prototype Product that meets the product specifications listed in Schedule B, as they may be modified, adjusted or supplemented by the Parties (the “Product Specifications” and a Product that meets the Product Specifications, the “Final Product”).  The parties recognize and agree that the Product Specifications are a goal only and that not all initial or intervening test samples or prototypes of the Products will meet the Product Specifications or be marketable.  THEREFORE, PMI MAKES NO WARRANTY REGARDING ANY PRODUCT, WHETHER EXPLICIT OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  In addition, failure to meet the Product Specifications alone shall not be a breach by PMI of its obligations under this Agreement, but may result in the failure by PMI to meet a milestone set forth in Schedule B and to earn the corresponding equity compensation.  The Parties shall review the Statement of Work and the Product Specifications every three month following the execution of this Agreement to determine if any modifications or changes are required in light of the progress or lack of progress towards the development of the Product and shall make those changes needed to develop and produce a commercially viable Final Product.
1.3           Employees.  The employees hired and retained by PMI for this project shall be employees of PMI and shall not be employees of Nuvo.  PMI shall pay and provide for all wages, compensation, benefits, and any and all taxes, employee withholding and other remuneration necessary or proper with respect to the employees and shall comply with all applicable laws, rules, regulations, practices and procedures in the jurisdiction in which the facility is located.   PMI shall be fully and exclusively responsible for all worker supervision, safety and safety equipment, worker protection and security, and all worker compensation for injuries or maladies allegedly arising out of or related to the work or the employment of any and all employees associated with or exposed to the project which is the subject of this Agreement.  PMI shall be responsible for providing the working conditions, management, labor relations, and supervision so as to properly provide for the welfare and safety of its employees in compliance with applicable laws, rules, regulations, practices and standards of the jurisdictions in which the facility is located.

1.4           Environmental Standards.  PMI shall comply with all applicable environmental laws, rules, regulations and procedures of the jurisdiction[s] in which the Products are to be developed, tested and manufactured.  PMI shall have the sole and exclusive responsibility, cost and expense of properly disposing of any and all hazardous materials used, generated, consumed or produced in connection with the work undertaken pursuant to this Agreement.
1.5           Product Testing.  Nuvo shall be responsible for submitting the Products for testing by any appropriate testing agency or institution (such as for example Underwriters Laboratory or TUV) in order to obtain appropriate certification of the Product[s] for sale in markets where that Product is to be offered.  PMI shall cooperate reasonably to assist Nuvo in successfully completing any testing or review, by providing any necessary documentation or information in its possession or subject to its control.
1.6           Ownership of Equipment, Tools, Dies and Patterns.  PMI and Nuvo will consult and agree upon any new or specialized equipment, tools, dies, molds, patterns, jigs, guides, assemblies and testing equipment that may be required in order to develop, test and manufacture the Product (the “Nuvo Equipment”), as well as any necessary materials and supplies (the “Nuvo Materials”).  Upon approval by Nuvo, PMI shall source and obtain all necessary Nuvo Equipment and Nuvo Material for the work under this Agreement.  Nuvo shall reimburse Nuvo for all Nuvo Equipment and Nuvo Material at PMI’s cost, without any additional markup or sourcing fee, no later than fifteen (15) days after the date of PMI’s invoice for reimbursement.  Notwithstanding the foregoing, PMI may delay the acquisition of Nuvo Equipment and/or Nuvo Materials until it has received prepayment therefore from Nuvo if in PMI’s reasonable judgment it has insufficient funds to acquire the Nuvo Equipment or Nuvo Materials and pay the supplier’s invoice according to the agreed terms with the supplier.  Nuvo may at Nuvo’s option pay the supplier of the Nuvo Equipment or Nuvo Materials directly.  All  reimbursements or prepayments shall be in addition to PMI’s compensation under Section 2 and Schedule C hereof.  PMI acknowledges and agrees that all Nuvo Equipment and Nuvo Materials are the property of Nuvo and hereby assigns, conveys, bargains and conveys title to all Nuvo Equipment and Nuvo Materials to Nuvo, free and clear of all liens, claims and interests.  PMI shall not grant or suffer any liens, claims or interests to attach to the Nuvo Equipment or the Nuvo Materials.
1.7           Records and Inspection.  PMI shall maintain adequate and complete records of its development, testing, prototype manufacturing, quality control, safety, product compliance with standards and requirements and other related operations so as to properly document the processes for the purposes of evaluation, intellectual property protection and development of processes for the manufacture of the Products.  Nuvo shall be entitled to inspect and obtain copies of these records at any time at no additional cost.  Nuvo or its designated representatives may (but are not required to) visit and inspect the facilities associated with this project and all records associated with this project during normal business hours.

2.           Compensation.
2.1           Payment.  Nuvo shall compensate PMI for the work to be undertaken pursuant to this Agreement as is set forth in the Payment Schedule, attached as Schedule C (the “Payment Schedule”).  The obligation of Nuvo to compensate PMI for work performed shall be expressly conditioned on PMI’s performance of the work pursuant to the terms of this Agreement and Nuvo shall have no obligation to compensate PMI for work during a particular period or for a particular item if PMI has breached this Agreement with respect to that work period or item.  Unless otherwise expressly agreed by Nuvo, payments shall be made in United States Dollars delivered by check to an address of PMI in the United States, which initially shall be the address set forth in section 6.5 below.

2.2           Stock Related Compensation.  A portion of the compensation provided by Nuvo to PMI shall be in form of common stock Nuvo or warrants or options to acquire the common stock of Nuvo.  Some or all of these securities may contain restrictions on the trading of that stock under the securities laws of the United States.  Prior to issuing the stock, warrants or options, Nuvo may require PMI to satisfactorily complete, execute and deliver to Nuvo those documents required by securities counsel for Nuvo in order to comply in the opinion of Nuvo’s counsel with the securities laws of the United States and any other applicable jurisdictions regarding qualifications of PMI as an investor in these securities, PMI’s agreement to abide by the restrictions on the sale of these securities and other matters relating to the compliance with securities laws.  PMI will be issued 4,000,000 shares of common stock in Nuvo based on satisfactory completion of the milestone accomplishments set forth in Schedule B.

3.           Intellectual Property and Confidentiality.
3.1           Confidential Information.  The term “Confidential Information” shall mean, with respect to each Party, all data, information and materials of that Party or any parent, subsidiary, affiliate or division thereof which is not generally known or readily available to competitors or the public including, but not limited to the following: (a) concepts, ideas, proposals, text, illustrations, designs, characters, trade secrets, proposed trademarks and trade names; (b) information or data including, but not limited to, technical or non-technical data, software, specifications, designs,  plans, drawings, techniques, devices, research, development, manufacturing process and methods, know how, techniques or operating procedures; (c) computer codes of that Party or embodying the Party’s website, any customizations thereof, and any information pertaining to the operation or use of the Party’s website by clients, or any other person or entity; (d) matters of the Party’s business, or any parent, subsidiary, affiliate, or division thereof including, but not limited to, financial data or plans, business plans and strategies, product plans, marketing plans, techniques and materials, proprietary information relating to products, processes and know-how, information concerning employees, clients, suppliers and/or vendors, lists of actual or potential clients, suppliers and/or vendors, price lists, pricing policies, and any information about such business, clients, client lists, shareholders, partners, contracts, assets, liabilities, or other financial information, past, present or proposed business operations, or projects or business opportunities for new or developing business, and, any other financial or business information about that Party or any of its parent, subsidiaries, affiliates or divisions thereof; and (e) any other proprietary information relating to the business of that Party, whether oral, graphic, written, electronic or in machine readable form.  “Confidential Information” shall not include information that is:
(a)	already public knowledge or becomes public knowledge through no fault or negligence of the receiving Party;
(b)
shown by the written records of the receiving Party to have been possessed or known to the receiving Party prior to its receipt from the disclosing Party, or to have been developed independently by the receiving Party’s personnel acting without access to the Confidential Information; or

(c)	received by the receiving Party from an independent third party that has no obligation of confidentiality to the disclosing Party.

3.2           Confidentiality.  Each Party that receives Confidential Information of the other Party agrees at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Parties as intended under this Agreement, or to disclose to any person, firm or corporation without written authorization of from the disclosing Party, any Confidential Information of the disclosing Party.
3.3           Use and Protection of Confidential Information.  Each Party shall use the Confidential Information solely in the course of the business relationship between the Parties and shall not in any way use the Confidential Information to the detriment of the disclosing Party.  Each party receiving Confidential Information shall at its sole expense, take all reasonable measures to restrain its officers, directors, employees, representatives and affiliates from making prohibited disclosure or use of the Confidential Information.
3.4           Permitted Disclosure.  Each Party may disclose the Confidential Information of the other Party only to the receiving Party's officers and employees with a bona fide need to know that Confidential Information in order to carry out the terms of this Agreement, but only to the extent necessary to evaluate or carry out the receiving Party's obligations under this Agreement and only if each of the officer and employees are advised of the confidential nature of that Confidential Information and the terms of this Agreement and are bound by a written agreement or by a legally enforceable code of professional responsibility to protect the confidentiality of the Confidential Information; or to the extent required by applicable state or federal laws.  In the event that the receiving Party, or any attorney, agent, successor or assign thereof receives a notice, subpoena or order requesting or requiring that any of the Confidential Information be disclosed, or the receiving Party, or any attorney, agent, successor or assign thereof, decides to disclose any of the Confidential Information for any reason, the person or entity receiving the notice, subpoena or order, or deciding to disclose the Confidential Information, shall immediately notify the disclosing Party of that notice, subpoena or order, or intent to disclose the Confidential Information so that the disclosing Party can appropriately contest the disclosure of the Confidential Information.
3.5           Return of Records and Documents.  At any time upon the request of the disclosing Party for any reason or upon termination of this Agreement for any reason, the receiving Party shall immediately return or destroy any Confidential Information of the disclosing Party in its possession to the disclosing Party, including any and all records, notes, and other written, printed or other tangible materials in its possession pertaining to the Confidential Information; provided that the receiving Party shall be entitled to maintain an archival copy of those materials necessary to comply with generally accepted accounting principles or as may otherwise be required by applicable law, regulation or order.  The returning of materials shall not relieve either Party from compliance with other terms and conditions of this Agreement.
3.6           Assignment of Nuvo Inventions.  PMI acknowledges and agrees that all of the Products designed, developed, researched, tested and produced in connection with this Agreement, including all test versions, prototypes (whether successful or not) are the sole property of Nuvo unless otherwise agreed by Nuvo.  PMI agrees that, subject to PMI’s rights under Section 3.7, it will promptly make full written disclosure to Nuvo and will hold in trust for the sole right and benefit of Nuvo and hereby assigns to Nuvo, or its designee, all PMI's right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, sub-licensing rights, or trade secrets, whether or not patentable or subject to registration under copyright or similar laws (collectively, “Inventions”), that relate to the manufacture of solar cells through use of the Nuvo Technology and that PMI may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of this Agreement with Nuvo and that may be subject to protection by copyright as "works made for hire," as that term is defined in the United States Copyright Act or otherwise under U.S. patent law.  PMI shall require all of the employees and agents hired or retained by PMI who participate in, assist or otherwise observe the work under this Agreement to execute documents assigning their rights as described in this section to Nuvo through PMI.
3.7           Inventions from PMI Technology.  During the course of the project, PMI may apply some of its own proprietary technology as well as technology relating to the manufacture and purification of materials, the formation of compounds using or containing such materials, and the processing of such compounds into powders (collectively, the “PMI Technology”) to the development and manufacture of the Products.  In doing so, PMI may develop Inventions that relate to the PMI Technology.  All Inventions that (i) relate to the manufacture and purification of materials, compound formation or the processing of powders for solar cells, or (ii) otherwise arise solely from the application of the PMI Technology to the manufacture of the Products, are referred to as the “PMI Inventions.”   The Parties agree that the PMI Inventions are the exclusive property of PMI and Nuvo agrees to assign (and to cause its employees and agents to assign) to PMI all right, title and interest that they may have in any PMI Inventions.  In order to enable Nuvo to utilize PMI Inventions resulting from PMI’s performance of the project, PMI hereby agrees to grant to Nuvo a worldwide, perpetual,  royalty-free and non-exclusive license, with the limited right to sub-license as described below, to any and all PMI Inventions made, conceived and/or reduced to practice by PMI in the process of developing the Products.  Nuvo’s use and sublicense of the PMI Inventions shall be limited to the manufacture of the Final Products.  Nuvo may sublicense its rights to the PMI Inventions only with prior written notice to PMI of the name and address of any sublicensee and only if that sublicensee agrees in writing to be bound by the confidentiality provisions of this Agreement.
3.8           Records Regarding Nuvo Inventions.  PMI agrees to keep and maintain adequate and current written records of all Nuvo Inventions made by any of its employees or agents who participate in, assist or otherwise observe the work under this Agreement (solely or jointly with others) during the term of this Agreement with Nuvo.  The records will be in the form of notes, sketches, drawings, laboratory books and any other format that may be specified by Nuvo, or otherwise in accordance with good industry practices.  The records will be available to and remain the sole property of Nuvo at all times.
3.9           Patents and Copyright Registration.  Each of the Parties agrees to assist (and agrees to cause its employees to assist) the other Party seeking to secure its intellectual property rights relating to the Products, or its designee (the “IP Applicant”), in securing the IP Applicant's rights in and to any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries.  This assistance shall include the disclosure to the IP Applicant of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the IP Applicant shall determine to be necessary in order to apply for and obtain these rights and in order to assign and convey to the IP Applicant, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to these Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Each Party agrees that its obligation to execute or cause to be executed, when it is in its power to do so, any instrument or papers shall continue after the termination of this Agreement.   If the IP Applicant is unable for any reason to secure the signature of the other Party or any of its employees to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering the IP Applicant’s Inventions or original works of authorship assigned to the IP Applicant as provided herein, then the other Party does hereby irrevocably designate and appoint the IP Applicant and its duly authorized officers and agents as its agent and attorney in fact, to act for and in its behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by that Party.
3.10                      Personnel Hiring.  Each Party agrees that it will not solicit or hire personnel from the other Party for the purposes of development or production of the Products, whether during the term of this Agreement or for a period of two (2) years after the termination of this Agreement without the consent of the other Party.

4.           Term, Termination and Indemnity.
4.1           Term of Agreement.  This Agreement will begin on the Effective Date and, unless sooner terminated, shall continue for a period of one (1) year thereafter (the "Initial Term").  Unless either Party terminates this Agreement pursuant to Section 4.2, this Agreement shall automatically renew on the expiration of the Initial Term for successive six (6) month terms thereafter (each a "Renewal Term" and collectively the "Renewal Terms").
4.2           Termination.  This Agreement may only be terminated as follows:  (a) by either Party upon a material breach of this Agreement by the other Party and a failure to cure the breach within thirty (30) days after receipt of written notice specifying the breach; (b) by either Party at the end of the Initial term of this Agreement or at the end of any subsequent

Renewal Term by written notice given thirty (30) days prior to the end of the Initial Tem or any Renewal Term; (c) upon the bankruptcy or insolvency of either Party at the option of the other Party; and (d) by the agreement of both Parties.  Except as provided in Section 1.6, Section 2, Section 3, this Section 4.2, Section 4.3, Sections 6.5 through 6.8 and any other provisions of this Agreement necessary for the full and clear interpretation of those provisions (including but not limited to sections 1.2 through 1.4), all obligations of the Parties to each other under this Agreement shall cease upon termination of this Agreement.
4.3           Indemnity and Contribution.
4.3.1.                      Except to the extent that a claim arises out of the negligence or willful misconduct of Nuvo, PMI shall indemnify and hold Nuvo harmless from any and all claims of: (a) any employee, agent, supplier or subcontractor utilized or retained by PMI in connection with this Agreement; (b) any alleged owner or holder of any alleged intellectual property allegedly infringed, misused, improperly copied or misappropriated by PMI or any of its employees or agents in connection with research, development, prototype manufacturing, testing or production of the Products, except where the source of that alleged infringement, copying or misappropriation is information provided by Nuvo; (c) any alleged improper use, storage, handling, release, disposal or loss of any allegedly hazardous materials at PMI’s facility; and (d) any other breach of this Agreement resulting in a claim by any third party, government or agency against Nuvo, including paying all of the costs of defending any of these claims, including but not limited to attorneys and paralegal fees and expenses and expert witness fees expenses as they are incurred.
4.3.2  Nuvo agrees to indemnify, defend and hold PMI and its directors, officers, employees, agents and consultants harmless against (a) any claim arising out of or relating to any loss or damage, including bodily injury or death, incurred by reason or resulting from a defect in Nuvo’s design of a Product, except to the extent that such loss or damage is caused by PMI’s negligence or willful misconduct or breach of this Agreement and (b) any claim from any alleged owner or holder of any alleged intellectual property allegedly infringed, misused, improperly copied or misappropriated by Nuvo or any of its employees or agents in connection with research, development, prototype manufacturing, testing or production of the Products, except where the source of that alleged infringement, copying or misappropriation is information provided by PMI.  Such indemnification by Nuvo shall include paying all of the costs of defending any of these claims, including but not limited to attorneys and paralegal fees and expenses and expert witness fees expenses as they are incurred.

5.           Manufacturing and Supply.
5.1           Manufacturing and Supply Agreement.  Upon successful development of the Final Products, and thereafter during the term of this Agreement, the Parties shall negotiate in good faith on the terms and conditions of a manufacturing and supply agreement for the commercial production of the Products.
5.2           Right of First Refusal.  Nuvo agrees that in the event that it has negotiated and manufacturing and supply relationship with any person or entity other than PMI, before entering into a binding agreement with that other person or entity, it will first afford to PMI the right to enter into a definitive manufacturing and supply agreement with Nuvo on terms and conditions that are substantially the same as those being proposed by the other person or entity.
5.3           Sole Source.  PMI agrees that during the term of this Agreement and for two (2) years following the termination of this Agreement, it shall not research, develop, design, test or produce solar energy products using any element of the Nuvo

Technology other than those Products it researches, develops, designs, tests or produces for solely for Nuvo.
5.4.                      Other Activities.  The Parties acknowledge and agree that PMI is engaged and may continue to be engaged with other persons and entities in the development, fabrication and supply of solar cells and the materials and technology relating to solar cells and that this activity may compete with the development, manufacture and sale of the Products.  Nothing in this Agreement shall be a limitation on PMI’s right to continue or to enter into any relationship with any other party for the development, fabrication or supply of solar cells and the material and technology relating to solar cells, provided that none of these activities make use of the Nuvo Technology or any of the proprietary information related to the Nuvo Technology or the Products or the development of the Products.

6.           Other Provisions.
6.1           Assignment.  PMI may not assign or subcontract its obligations under this Agreement to any other person or entity without the express written consent of Nuvo, which shall not be unreasonably withheld.  Any entity acting as a subcontractor or assignee of PMI must expressly consent in writing to honor all of the terms of this Agreement prior to any assignment or subcontract.  Notwithstanding the foregoing, without the prior written consent of Nuvo, PMI may assign or transfer its rights and obligations under this Agreement to any affiliate or subsidiary of PMI, upon written notice to Nuvo.

6.2           Severability.  The Parties acknowledge and agree that the restrictions set forth in this Agreement are reasonable in scope and duration and are necessary to protect each Party and to enable each Party to receive the anticipated benefits of this Agreement and the arrangements contemplated hereby.  The Parties to this Agreement agree that, if any of the terms of this Agreement is determined to be unlawfully restrictive by a court of competent jurisdiction, that provision shall be deemed to be amended and shall be construed by that court to have the broadest type, scope and duration permissible under applicable law, and if no validating construction is possible, shall be severable from the rest of this Agreement, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
6.3           Entire Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and assigns.  This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement.  All of the Parties, with the assistance of their counsel, have participated in the drafting and negotiation of this Agreement, and the Agreement shall be construed as if it were prepared by all of the Parties to this Agreement, without regard to who originally drafted or proposed any section or term of the Agreement.  This Agreement reflects the entire understanding between the

Parties to this Agreement, and fully supersedes and replaces any and all alleged or actual prior agreements or understandings between the Parties to this Agreement (including the term sheet between the Parties dated July 24, 2007 and any agreements relating to the subject therein).  No modification or amendment to this Agreement shall be valid or binding unless that modification or amendment is set forth in a subsequent written document executed by each of the Parties to be bound by the amendment or modification.
6.4           Representations and Warranties.  Each Party to this Agreement represents and warrants to the other Party that: (a) it has full power and authority to enter into this Agreement and perform all of its obligations under this Agreement, has duly executed and delivered this Agreement, and this Agreement is legally binding on it and is enforceable in accordance with its terms; (b) the execution, delivery and performance of the transactions contemplated herein do not conflict with or violate, or result in a breach of or constitute a default under, any contract or agreement to which it is a party or by which it is bound; and (c) no consent or approval from any person, firm or entity, or any governmental authority or court, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.  Each of the Parties represents and warrants that it has not filed for or been the subject of any bankruptcy or insolvency proceeding or receivership, that it is competent and authorized to enter into and perform this Agreement, and will be bound by the terms of this Agreement.
6.5           Notices.  All notices permitted, provided for, necessary or convenient in connection with this Agreement shall be effective (a) when the confirmation is electronically recorded after being sent by telecopier to the telecopier numbers for the parties set forth in Schedule D attached, or (b) the next business day after being sent for overnight delivery, proper charges pre-paid, by a reputable overnight delivery service or U.S. Express Mail to the notice address of the parties set forth in Schedule D attached, or (c) upon the seventh business day after being mailed certified or registered mail, return receipt requested, proper postage prepaid to the notice address of the parties set forth in Schedule D attached (or to any subsequent Notice Address for which the other parties have been given notice as provided for herein).
6.6           Choice of Law and Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, United States of America.  All disputes, claims and other matters in controversy arising directly or indirectly out of or related to this Agreement, or the breach hereof, whether contractual or non-contractual, shall be determined by arbitration and shall be settled by a majority vote of three impartial arbitrators, one of whom shall be selected by Nuvo, one of whom shall be selected by PMI and the third of whom shall be selected by the first two arbitrators.  Persons eligible to be selected as arbitrators shall be limited to attorneys and judges who have been in practice at least ten (10) years specializing in corporate and commercial (if it is a commercial dispute) or intellectual property matters (if it is an intellectual property dispute), who have had both training and experience as arbitrators and who have had no prior relationship or business dealings with either Party or their respective directors and officers.  This Agreement has been made in the English language at the choice of the Parties and all communications with respect to this Agreement and the transactions contemplated under the Agreement and any arbitration or other proceedings shall be conducted in using the English language, in a location to be mutually agreed upon by the Parties in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, subject to any modifications agreed to in writing by the parties.  The U.S. Federal Arbitration Act (the "FAA") shall apply to the construction and interpretation of this agreement to arbitrate.  The arbitrators shall base their award on applicable law and judicial precedent and, unless both parties agree otherwise, shall include in that award the findings of fact and conclusions of law upon which the award is based and may include equitable relief.  Judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction.  The arbitrators shall award recovery of reasonable attorneys' fees and costs to the prevailing party.  The arbitrators' resolution of the dispute shall be final and binding, except that any party can appeal to the federal courts of the United States of America or, if the federal courts do not have jurisdiction, to the state courts to vacate and remand, or modify or correct the arbitration award for any of the grounds specified in the FAA or if the arbitrators committed prejudicial error in the application of substantive law to the established facts.  The procedures specified in this Section shall be the sole and exclusive procedures for resolution of disputes; provided, however, that nothing contained herein shall preclude any party from filing a judicial proceeding seeking equitable or injunctive relief.
6.7           Irreparable Harm and Equitable Relief.  Each Party understands and acknowledges that any disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause the disclosing Party irreparable harm, the amount of which may be difficult to ascertain, and therefore agrees that the disclosing Party shall have the right to apply to a court of competent jurisdiction for specific performance and/or an order restraining and enjoining any further disclosure or breach and for any other relief as the court may find appropriate.  The right of the disclosing Parties under this Section is to be in addition to the remedies otherwise available to the Parties at law or in equity.  Each Party that receives Confidential Information of the other Party expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the enforcing Party prior to issuance or enforcement of the injunction or restraining order.
6.8           Consent to Jurisdiction.  The Parties consent to the jurisdiction of the courts of Palm Beach County, Florida and the U.S. District Court for the Southern District of Florida for any action seeking the enforcement of this Agreement, including but not limited to any action to enforce an arbitration award or action seeking equitable relief as provided for in this Agreement.  The Parties waive any objection to venue in the courts of Palm Beach County, Florida and the U.S. District Court for the Southern District of Florida.  The Parties waive a trial by jury on any matter which may be tried to a jury.

6.9           Relationship of the Parties.  Both Parties are independent contractors under this Agreement.  Nothing in this Agreement is intended nor is it to be construed to create any partnership or joint venture between the Parties, notwithstanding the issuance by Nuvo to PMI of stock under section 2.2 of this Agreement, which stock is simply compensation for PMI and an investment by PMI in Nuvo.  Neither Party shall have any express or implied right or authority to assume or create obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any other person or entity.
6.10                      Counterparts.  This Agreement may be executed in one or more identical counterparts (including by facsimile or by electronic mail under a .pdf format) all of which shall be considered one and the same agreement and shall become effective when both one or more of the counterparts has been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.
6.11 Public Release of Information.  Any public statement, verbal or written, regarding this Agreement and regarding the other Party shall be approved by the other Party in advance.  The foregoing shall not prevent either Party from issuing a press release or making a public filing to the extent required by law.

6.12                      Force Majeure.  Neither party shall be responsible for failure or delay in performance of its obligations under or in connection with this Agreement due in whole or part to causes of any type beyond its reasonable control, including but not limited to acts of God, governmental actions, fire, smoke, labor difficulty, shortages, war, revolution, civil disturbances, terrorism, sabotage, blockade, embargo, explosion, transportation problems, interruptions of power or of communication, failure of suppliers or subcontractors, or natural disasters.  Each Party acknowledges that it is each Party’s responsibility to obtain its own insurance coverage for the foregoing events.

In Witness Whereof, the parties have executed this Agreement to be effective as of 27th Nov, 2007.

NUVO CHINA SOLAR ENERGY, INC.

By: Henry Fong
   Its: President

PIONEER MATERIALS, INC.

By: Leon Chiu
   Its: President

Acknowledgment – Nuvo China Solar Energy, Inc.

_______________________, the ________________________ of Nuvo China Solar Energy, Inc. ("Nuvo"), personally appeared before me on __________ __, 2007, and having been first duly sworn to tell the truth, stated that he is authorized by Nuvo to execute this Product Development Agreement (the "Agreement") on behalf of Nuvo, that he has read the Agreement, reviewed the Agreement with Nuvo's attorneys, and fully understands the terms of this Agreement, and that he has voluntarily executed this Agreement on behalf of Nuvo for the purposes and considerations set forth in this Agreement.

________________________________
      Notary Public

Acknowledgment – Pioneer Materials, Inc.

_______________________, the ________________________ of Pioneer Materials, Inc. ("PMI"), personally appeared before me on __________ __, 2007, and having been first duly sworn to tell the truth, stated that he is authorized by PMI to execute this Product Development Agreement (the "Agreement") on behalf of PMI, that he has read the Agreement, reviewed the Agreement with PMI's attorneys, and fully understands the terms of this Agreement, and that he has voluntarily executed this Agreement on behalf of Pioneer for the purposes and considerations set forth in this Agreement.

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      Notary Public